Exhibit 10.1
November 7, 2008
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Attn.: Howard M. Lorber, President
Gentlemen:
     This letter agreement will confirm the understanding between Castle Brands Inc. (“Company”), a Delaware corporation with offices at 570 Lexington Avenue, New York, New York 10022, and Vector Group Ltd. (“VGL”), a Delaware corporation with offices at 100 S.E. Second Street, Miami, Florida 33131, under which VGL will provide certain services to the Company.
     As reasonably requested by the Company, VGL will provide the following services (“Services”) to the Company: (i) VGL will make available to the Company the services of Richard J. Lampen (“Lampen”), VGL’s Executive Vice President, to serve as the Company’s interim President and Chief Executive Officer; and (ii) VGL will provide, upon request of the Company, such other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002.
     In consideration of the Services, the Company shall pay VGL an annual fee of $100,000, payable in quarterly installments of $25,000 in advance, commencing October 11, 2008, prorated for the calendar quarter. Thereafter, payments will be made on the first day of each calendar quarter. Additionally, VGL shall be entitled to recover all direct, out-of-pocket costs, fees and other expenses incurred by VGL or Mr. Lampen in connection with the Services.
     In connection with performance of the Services, Lampen, or other VGL employees, may receive certain Confidential Information of the Company. VGL agrees that Lampen and each such other VGL employee will neither disclose to any other person, entity or third party any of the Confidential Information which is disclosed to Lampen or such other VGL employee, as applicable, nor utilize such Confidential Information except in connection with the provision of the Services and that each such person will only disclose the Confidential Information to such employees of VGL who need to know such Confidential Information in order for Lampen and/or VGL to perform the Services. Any such employees will also agree to the restrictions contained herein. Nothing herein shall be deemed to prohibit or restrict Lampen, or such other VGL employee, from disclosing or using Confidential Information in connection with performing Services on behalf of the Company, or, with respect to Lampen, in performing his duties as an officer or director of the Company and its subsidiaries.
     “Confidential Information” means any confidential data or information of the Company that is not in the public domain or otherwise generally known.
570 Lexington Ave., 29th Floor | New York, NY 10022 | Voice 1.646.356.0200
www.castlebrandsinc.com

     The Company shall indemnify, defend and hold harmless VGL from and against any loss, liability, claim, demand, action, suit, proceeding, judgment, penalty, government investigation or expense (including reasonable attorneys’ fees), whether or not involving a third-party claim, proceeding, demand, or liability of any kind, (collectively, “Damages”) arising, directly or indirectly, or alleged to arise, directly or indirectly, in anyway out of the provision of services by Mr. Lampen hereunder.
     VGL shall provide the Company with reasonably prompt written notice of a claim for any Damages or the commencement of any claim, demand, proceeding, action or suit (collectively, “Proceeding”). Any failure to notify the Company will not relieve the Company of its indemnification obligation hereunder except to the extent that the Company demonstrates that the defense of a Proceeding by the Company was materially prejudiced by failure or delay to give such notice. The Company shall diligently assume the defense, including payment thereof, of any Proceeding through counsel selected by the Company (and not reasonably objected to by VGL). The Company shall have the right to compromise or settle such matters (and VGL shall not have such right) provided however, that no compromise or settlement of any such Proceeding may be effected by the Company without the consent of VGL, such consent not to be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of law by VGL and (b) the sole remedy provided thereunder is monetary damages which will be paid in full by the Company and the Company demonstrates the capacity to do so.
     Our agreement will commence as of October 11, 2008 and will terminate upon not less than 30 days’ prior written notice by either of us.
     Please indicate your acceptance by signing this letter in the space provided below.

CASTLE BRANDS INC.
By:	/s/ Seth B. Weinberg
	Name:	Seth B. Weinberg
	Title:	Senior Vice President and General Counsel

ACCEPTED AND AGREED TO: VECTOR GROUP LTD.
By:	/s/ Howard M. Lorber
	Name:	Howard M. Lorber
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:
/s/ Richard J. Lampen
Richard J. Lampen